Exhibit 4.4

University of Connecticut

First Amendment to the
Lease Agreement Between
The University of Connecticut
and

ODIS Inc.

University of Connecticut and Office of Real Estate and Risk Management 31 LeDoyt Road, Unit 3094 Storrs, CT 06269-3094 hereinafter “University”	ODIS, Inc. 3 Corporate Drive, Suite 304 Shelton, CT 06484 hereinafter “Company”

Robert Sitkowski, Real Estate Officer University Contact/860-486-3396	Leon M. Pierhal, President Company Contact

The original lease (attached hereto) between the University of Connecticut and the Company, last executed on February 10, 2011 (Current Lease”) is hereby amended as follows:

Reason(s) for Amendment: To extend the lease for two additional years from the current end date of March 31, 2013, and to incorporate special provisions.

1.1       Term:  The term of the Current Lease is extended for an additional two years and the end date is changed from March 31, 2013 to March 31, 2015.

1.2  Maximum Amount Payable/Payment Terms:  The total maximum amount payable under the Current Agreement is increased by $252,436.98, from $296,967.00 (former maximum total) to $549,403.98 (new maximum total).  The payment schedule is updated to the following:

Lease Term	Monthly Rent	Annual Rent (or portion)
4/1/10 to 6/30/11	$6,130.00	$18,390.00
7/1/11 to 9/30/11	$7,130.00	$21,390.00
10/1/12 to 3/31/11	$8,077.83	$48,466.98
4/1/11 to 3/31/12	$8,249.08	$98,989.00
4/1/12 to 3/31/13	$9,144.25	$109,731.00
4/1/13 to 3/31/14	$10,070.63	$120,847.50
4/1/14 to 3/31/15	$10,965.79	$131,589.50

Maximum  Total Amount of Contract .....................$549,403.98

2.              Lessee’s  Obligations. The following provisions are not present in the Current Lease and are added to Section 6.3 as follows:

6.3(c)                 COMPANY’s team will meet with the Director of TIP monthly to provide an overall detailed status update on the company’s progress to include current funding levels and its capital raise status.

6.3(d)                COMPANY’s team will meet with the TIP Committee for a review meeting every 6 months to provide an overall detailed status update on the company’s progress.

3.                               Required State Contract Terms:

Deleted Terms:  Section 21 and 23 of the Current Agreement are hereby deleted in their entirety and the following language is substituted in these sections:

21.                                          Non-Discrimination

(a)  For purposes of this Section, the following terms are defined as follows: (i) “Commission” means the Commission on Human Rights and Opportunities;  (ii) “Contract” and “contract” include any extension or modification of the Contract or contract; (iii) “Contractor” and “contractor” include any successors or assigns of the Contractor or contractor; (iv) “Gender identity or expression” means a person’s gender-related identity, appearance or behavior, whether or not that gender-related identity, appearance or behavior is different from that traditionally associated with the person’s physiology or assigned sex at birth, which gender-related identity can be shown by providing evidence including, but not limited to, medical history, care or treatment of the gender-related identity, consistent and uniform assertion of the gender-related identity or any other evidence that the gender-related identity is sincerely held, part of a person’s core identity or not being asserted for an improper purpose; (v) “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations; (vi) “good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements; (vii) “marital status” means being single, married as recognized by the State of Connecticut, widowed, separated or divorced; (viii) “mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association’s “Diagnostic and Statistical Manual of Mental Disorders”, or a record of or regarding a person as having one or more such disorders; (ix) “minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise, and (3) who are members of a minority, as such term is defined in subsection (a) of Connecticut General Statutes § 32-9n; and (x) “public works contract” means any agreement between any individual, firm or corporation and the State or an y political subdivision of the State other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

For purposes of this Section, the terms “Contract” and “contract” do not include a contract where each contractor is (1) a political subdivision of the state, including, but not limited to, a municipality, (2) a quasi-public agency, as defined in Conn. Gen. Stat. Section 1-1 20, (3) any other state, including but not limited to any federally recognized Indian tribal governments, as defined in Conn. Gen. Stat. Section 1-267, (4) the federal government, (5) a foreign government, or (6) an agency of a subdivision , agency, state or government described in the immediately preceding enumerated items (1), (2), (3), (4) or (5).

(b) (I) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, mental retardation, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut; and the Contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, mental retardation, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by the Contractor that such disability prevents performance of the work involved ; (2) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that it is an “affirmative action-equal opportunity employer”  in accordance  with regulations adopted by the Commission ; (3) the Contractor agrees to provide each labor union or representative of workers with which the Contractor  has a collective bargaining Agreement or other contract or understanding and each vendor with which the Contractor  has a contract or understanding, a notice to be provided by the Commission, advising the labor union or workers’ representative of the Contractor’s commitments under this section and to post copies of the notice in conspicuous places available to employees and applicants for employment; (4) the Contractor agrees to comply with each provision of this Section and Connecticut General Statutes §§ 46a-68e and 46a-68f and with each regulation or relevant order issued by said Commission pursuant to Connecticut General Statutes §§ 46a-56, 46a-68e and 46a-68f; and (5) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of this Section and Connecticut General Statutes § 46a-56. If the contract is a public works contract, the Contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works projects.

(c)         Determination of the Contractor’s good faith efforts shall include, but shall not be limited to, the following factors: The Contractor’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(d)    The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.

(e)    The Contractor shall include the provisions of subsection (b) of this Section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission.  The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Connecticut General Statutes §46a-56; provided if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(f)  The Contractor agrees to comply with the regulations referred to in this Section as they exist on the date of this Contract and as they may be adopted or amended from time to time during the term of this Contract and any amendments thereto.

(g)    (1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (2) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the Commission on Human Rights and Opportunities advising the labor union or workers’ representative of the Contractor’s commitments under this section , and to post copies of the notice in conspicuous places available to employees and applicants for employment; (3) the Contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by said Commission pursuant to Connecticut General Statutes§ 46a-56; and (4) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor which relate to the provisions of this Section and Connecticut General Statutes § 46a-56.

(h)                                The Contractor shall include the provisions of the foregoing paragraph in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission.  The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Connecticut General Statutes § 46a-56; provided, if such Contractor becomes involved in, or is threatened with , litigation with a subcontractor or vendor as a result of such direction by the Commission, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

23.                                       STATE ELECTION ENFORCEMENT COMMISSION (SEEC) CAMPAIGN CONTRIBUTION BAN:  This Lease is subject to the provisions of the State Election Enforcement Commission (SEEC) Campaign Contribution Ban.  For all State Contracts as defined in P.A. 10-1 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the notice.  See SEEC Form (below):

CONNECTICUT STATE ELECTIONS ENFORCEMENT COMMISSION

Rev. 1/11

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION LIMITATIONS

This notice is provided under the authority of Connecticut General Statutes §9-612(g)(2), as amended by P.A. 10-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined on the reverse side of this page).

CAMPAIGN CONTRIBUTION AND SOLICITATION LIMITATIONS

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee (which includes town committees).

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

On and after January 1, 2011 , no state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall knowingly solicit contributions from the state contractor’s or prospective state contractor’s employees or from a subcontractor or principals of the subcontractor on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

DUTY TO INFORM

State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

PENALTIES FOR VIOLATIONS

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil penaltiesCUp to $2,000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of up to $2,000 or twice the amount of the prohibited contributions made by their principals.

Criminal penaltiesCAny knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or not more than $5,000 in fines, or both.

CONTRACT CONSEQUENCES

In the case of a state contractor, contributions made or solicited in violation of the above prohibitions may resulting the contract being voided.

In the case of a prospective state contractor, contributions made or solicited in violation of the above prohibitions shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State shall not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “Lobbyist/Contractor Limitations.”

DEFINITIONS

“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-l 00. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual w ho is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, h avi ng a value of fifty thou sand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind , (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that i s exclusively federally funded, an education loan, a loan to an individual for other than commercial purposes or any agreement or contract between the state or any state agency and the United States Department of the Navy or the United States Department of Defense.

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid , request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contribution s for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

“Subcontractor” means any person, business entity or nonprofit organization that contracts to perform par1or all of the obligations of a state contractor’s state contract. Such person, business entity or nonprofit organization shall be deemed to be a subcontractor until December thirty first of the year in which the subcontract terminates. “Subcontractor” does not include (i) a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charier, or (ii) an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a subcontractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a subcontractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (i i) an individual who is employed by a subcontractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a subcontractor, which is not a business entity, or if a subcontractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any subcontractor who has managerial or discretionary responsibilities with respect to a subcontract with a state contractor, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the subcontractor.

All provisions of the Current Lease, except those which are explicitly changed herein, shall remain unchanged and in full force and effect.

THE UNIVERSITY OF CONNECTICUT:			COMPANY: ODIS, Inc.

By:	/s/ Alexandria Roe		By:	/s/ Leon M. Pierhal

Print Name::	Alexandria Roe		Print Name:	Leon M. Pierhal

Title:	Director of University Planning		Title:	President
	(Authorized Signatory)			(Authorized Signatory)

Date:	March 27, 2013		Date:	3/20/13

APPROVED pursuant to C.G.S. 4b-38(g)

			Date:	April 9, 2013
Denise Nappier, State Treasurer

(Or Designee,	Christine Shaw	)

(Title of Designee:	Deputy State Treasurer	)

APPROVED AS TO FORM:

			Date:	4/15/13
Associate Attorney General

Print Name:	Joseph Rubin		Title:	Assoc. Attorney General

Rev.l/07110

LEASE

This Lease is made and entered into by and between the UNIVERSITY OF CONNECTICUT (hereinafter “LESSOR” or “UNIVERSITY”), acting herein by its Associate Vice President for Operations and Administration pursuant to the provisions of Conn. Gen. Stat. Section 4b-38, as revised, AND ODIS Inc., a Connecticut company (hereinafter “LESSEE”), having its principal address at 3 Corporate Drive, Suite 304, Town of Shelton, State of Connecticut, acting herein by Leon Pierhal, its President and CEO, duly authorized.

WITNESSETH:

The parties hereto for the consideration mentioned covenant and agree as follows:

1.                                      LEASE OF PREMISES:   The LESSOR hereby leases unto the LESSEE space comprising a total of approximately 5371 square feet, consisting of Room(s) 100, 100A, 100B, 107 and 112 of the building known as the Merritt Building, located on the grounds of the University of Connecticut- Depot Campus at Storrs, Connecticut (hereinafter the “Premises”), as these rooms are identified in Exhibit A, which is attached to and made a part of this Lease as if fully set forth, together with the right of ingress into and egress out of the Premises.

2.                                      TERM OF LEASE:   The term of the Lease shall extend for three (3) years, commencing on April 1, 2010 and ending on March 31, 2013 (hereinafter “Lease Term”).

3.                                      RENT:

3.1                               The LESSEE shall pay the LESSOR annual fixed rent according to the following schedule:

a.              Year One (April 1, 2010 to March 31, 2011):  Eighty-Eight Thousand, Two Hundred Forty-Seven and 00/100 Dollars ($88,247), which shall be payable on the 1st day of each calendar month in installments according to the following sub-schedule, prorated for any partial month, in advance, during the term of this Lease:

a.              April 1, 2010 to June 30, 2010:  Six Thousand, One Hundred Thirty and 00/100 Dollars ($6,130) per month;

b.              July 1, 2010 to September 30, 2010:  Seven Thousand, One Hundred Thirty and 00/100 Dollars ($7,130) per month; and

c.               October 1, 2010 to March 31, 2011:  Eight Thousand, Seventy Seven and 83/100 Dollars (8,077.83) per month.

b.                                      Year Two (April 1, 2011 to March 31, 2012):  Ninety-Eight Thousand, Nine Hundred Eighty-Nine and 00/100 Dollars ($98,989), which shall be payable on the 1st day of each calendar month in equal installments of Eight Thousand, Two Hundred Forty-Nine and 08/100 Dollars ($8,249.08) and prorated for any partial month, in advance, during the term of this Lease.

c.                                       Year Three (April 1, 2012 to March 31, 2013):  One Hundred Nine Thousand, Seven Hundred Thirty-One and 00/100 Dollars ($109,731), which shall be payable on the 1st day of each calendar month in equal installments of Nine Thousand, One Hundred Forty-Four and 25/100 Dollars ($9,144.25) and prorated for any partial month, in advance, during the term of this Lease.

Rent will increase at a rate of $2.00 per square foot annually for each subsequent year of occupancy.

Maximum Total Amount of Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $296,967.00

3.2                               The LESSEE shall pay rent by check, payable to the University of Connecticut, and mailed to:

University of Connecticut

Cash Operations

343 Mansfield Road, U-2331

Storrs, Connecticut 06269-2331

3.3                               If the LESSEE fails to pay the rent within ten (10) days of first of each month, as stated in Paragraph 3.1 herein, the LESSEE shall pay the LESSOR a late payment charge of $50.00 per occurrence.

4.                                      USE OF PREMISES:   The Premises shall be used only for the purpose of a laboratory research facility of LESSEE and no other purpose.  LESSEE agrees that all activities conducted within the Premises shall be in full compliance with all federal and/or State rules and regulations, as well as any existing University of Connecticut written policies.  Subsequent University policies (and amendments to existing policies) shall not be binding upon LESSEE unless LESSEE so agrees in writing.

5.                                      LESSOR’S OBLIGATIONS:

5.1                                LESSOR will provide and pay for:  electricity; one telephone connection and one datajack in each room (additional jacks will be provided at a cost of $200.00 each to the LESSEE); heat; hot and cold running water and sewer systems; snow and ice removal; sanding; groundskeeping; janitorial service; parking in common with the other tenants of the Merritt Building under the prevailing terms and conditions for LESSOR’S employees; security; rubbish removal; any renovations necessary to comply with any applicable fire, health, handicap accessibility and safety codes, including without limitation the American with Disabilities Act (ADA); replacement of burnt-out bulbs, tubes and ballasts; toilet supplies; and structural maintenance and repairs.

5.2                               The LESSOR, through its Technology Incubation Program (“TIP”), agrees to provide to the LESSEE access to the LESSOR’S library and computer network; hazardous waste removal, in common with the quantities of other labs in the building; business support services; conference rooms; cold room and fax/copier. TIP may offer, under special arrangement: (1) access to specialized equipment and instrumentation, (2) connections to researchers and scientists, (3) animal facilities, as space allows and with appropriate faculty collaboration, and (4) access to the Bioservices Center at Storrs and Core Facilities at the University of Connecticut Health Center.

5.3                               The LESSOR agrees that parking will be available to the LESSEE under the same prevailing terms and conditions that parking is available to University of Connecticut employees.

5.4                               The LESSOR agrees to provide at no cost to LESSEE a bottled water dispenser to ensure that potable water is available on the Premises.

5.5                               The LESSOR agrees to promptly notify University Facilities Operations concerning reasonable issues related to heat on the Premises upon reasonable notice by the LESSEE of the existence of such issues.

6.                                      LESSEE’S OBLIGATIONS:

6.1                               Except as otherwise provided for in Section 5, LESSEE shall be responsible for the following expenses, services and financial obligations related to use of the Premises:

a.                                      payment of real and personal property taxes limited to LESSEE’S personal property and, in the case of real property taxes, a percentage of such taxes equal to the percentage of square footage of the property taxed which is occupied by LESSEE (prorated for partial years of occupancy), assessments, special assessments or special permits, or similar charges, if any, related to the Premises, of any nature whatsoever, utilities separately metered; refuse removal from the demised Premises; leasehold improvements; renovations to the building which must comply with local fire, health, handicap and safety codes; plate glass replacement; signs, subject to reasonable consent of the LESSOR; repair and/or replacement for any damage caused to the property by the LESSEE’s or its invitees; and commercial extermination service.

b.                                      telephone installation and call charges; any repair and/or replacement to the Premises by the LESSEE or its invitees; any modifications or renovations made at the request or under the direction of the LESSEE, subject to the prior written approval of the LESSOR.

6.2                               LESSEE agrees it will conform to all Federal, State and University Environmental Health and Safety (EHS) requirements relating to hazardous waste removal, radiation safety and animal health and welfare.  The LESSEE agrees that the University will provide monitoring and training in these areas. Prior to execution of the Lease, the LESSEE will complete an EHS questionnaire.  The LESSEE agrees to allow site inspections of the Premises upon occupancy and at any time thereafter that may be determined necessary by EHS personnel.

6.3                               LESSEE agrees to provide to the LESSOR’S TIP management:

a.              brief quarterly updates on the LESSEE’S scientific progress; new and existing grants; and any company business issues.  In addition, LESSEE will provide LESSEE’S financial statements upon request from TIP management: and

b.              comprehensive updates utilizing non-confidential data, on scientific progress, new and existing grants and business issues of LESSEE to the TIP committee within six months of the start date for the Lease Term and annually thereafter.

6.4                               LESSEE will provide, before the Lease is fully executed, a current Certificate of insurance, in accordance with Section 15 of the Lease.  This shall be supplied annually each year thereafter.

6.5                               LESSEE agrees that the Premises will be fully staffed during the term of this Lease.

6.6                               LESSEE agrees to provide annual data regarding jobs, revenue and taxes generated by the business with the understanding that the LESSOR agrees that this data will only be used in aggregate for determining TIP impact.

6.7                               LESSEE agrees that it will supply copies, as they are executed, of all consulting arrangements and/or use and occupancy agreements, supporting the TIP Lab, with other entities at the University.

6.8                               LESSEE agrees to supply to the LESSOR, upon execution of this Lease, a copy of its incorporation papers including documents indicating current officer names and ownership.

6.9                               The LESSEE will develop a full business plan utilizing non-confidential and non-proprietary data relative to the TIP operation.  In addition, LESSEE agrees to provide its financial statements if requested by TIP management.

6.10                        During Year Two identified in Paragraph 3.1 above, the LESSEE shall develop a plan for transition from the Premises to a non-TIP location by the end of Year Three.  The LESSOR shall assist and provide support services to the LESSEE in developing this transition plan.

6.11                         LESSEE agrees that all improvements to the Premises are the responsibility of the LESSEE, upon written permission of the LESSOR and in accordance with Article 13 of this Lease.

6.12                         LESSEE agrees that all costs associated with removing furniture and cabinets, including storage, will be the responsibility of LESSEE.

6.13                         LESSEE agrees that rent in Article 3.1 will be paid from the start date of the Lease regardless of occupancy of the Premises, unless such postponement of occupancy is a result of delay by the LESSOR.

6.14                         LESSEE agrees to immediately notify LESSOR’S Department of Public Safety regarding any injuries or accidents occurring on the Premises.

6.15                         LESSEE further agrees to promptly notify LESSOR of any new employees who will be working at the Premises to ensure that they receive timely orientation relative to applicable University policies.

6.16                         The LESSEE agrees to the terms set forth in the Memorandum of Understanding dated May 26, 2010, a copy of which is attached as Exhibit Band made a part  of this Lease as if fully set forth.

7.                                      CONDITIONS OF PREMISES:   The Premises are leased to and taken by the LESSEE “as is,” and in its present condition; provided, however, that nothing contained herein shall modify LESSOR’S obligations under Section 5 hereof, and this provision shall not apply to latent defects or conditions or to non-obvious structural matters.  LESSEE covenants that it will maintain the Premises in a clean, orderly and safe condition, ordinary wear and tear excepted, free from waste, and shall not permit any nuisance therein or the accumulation of trash or debris thereon or appurtenant thereto.

8.                                      ASSIGNMENT AND SUBLETTING:   LESSEE shall not sublet the Premises, in whole or in part, or assign this Lease, or permit the Premises to be used or occupied, in whole or in part, by others without the prior written consent of the LESSOR which shall not be unreasonably withheld, delayed or conditioned.  In the event such consent is given, the LESSEE shall not be relieved from any obligation under this Lease by reason of any such assignment or subletting.

9.                                      LESSOR’S RIGHT OF ENTRY:   The LESSEE agrees that the LESSOR shall have the right to enter upon the Premises at any time or from time to time for whatever purpose the LESSOR deems necessary to enforce its rights or perform its obligations under this Lease, provided that LESSOR will use its best efforts to avoid interfering with LESSEE’S business on the Premises.

10.                               COMPLIANCE WITH LAW:   The LESSEE agrees that it will use the Premises so as to conform with and not violate any laws, regulations and/or requirements of the United States and/or the State of Connecticut and/or any ordinance, rule or regulation of the Town of Mansfield, now or hereafter made, relating to the use of the Premises to the extent applicable, and the LESSEE shall indemnify and save the LESSOR harmless from any fines, penalties or costs for violation of or noncompliance with the same, relating to the operation of LESSEE’S business on the Premises.

11.                               LIENS:   LESSEE will not permit any lien for money claimed against or owing by LESSEE to be placed against the Premises during the term hereof and should any such lien be recorded, LESSEE shall, within fifteen (15) days after such lien is recorded, bond over or pay and discharge same.  Should any such lien be recorded and not be bonded over, released or discharged, LESSOR may, at LESSOR’S option (but without obligation so to pay or discharge such lien), pay and discharge any such lien, at the cost and expense of LESSEE.

12.                               DEFAULT BY LESSEE; RIGHT TO TERMINATE

12.1            In the event LESSEE shall:  (a) fail to pay any rent payable pursuant to this Lease within ten (10) days following written notice that same is due or if; for a period of thirty (30) days after notice thereof has been given to LESSEE; or (b) LESSEE shall fail to perform or comply with any term hereof or any duty or obligation imposed upon it by this Lease or by any other rule or regulation of LESSOR (provided, however, that if such cure cannot be accomplished within such thirty (30) days, and if LESSEE promptly commences and diligently pursues such cure, LESSEE may have up to thirty (30) additional days to effect such a cure); or (c) if LESSEE shall abandon the Premises; or (d) there shall be filed by or against LESSEE, or any guarantor of LESSEE’S obligations hereunder, a petition in bankruptcy or insolvency or for reorganization, dissolution, liquidation or for the appointment of a receiver or trustee of all or a portion of LESSEE’S or such guarantor’s property and in the case of an involuntary bankruptcy, the same is not discharged within sixty (60) days thereafter; or (e) if LESSEE or such guarantor makes an assignment for the benefit of creditors or enters into an arrangement or admits its inability to pay its debts as they become due, then and in any such event LESSOR shall have the right, in addition to any other rights and remedies LESSOR may have at LESSOR’S option, to enter upon the Premises, repossess, and enjoy the same in accordance with applicable law, as if this Lease had not been made, and thereupon this Lease shall terminate without prejudice.  Upon demand by LESSOR, LESSEE shall surrender to LESSOR complete and peaceable possession of the Premises.

12.2            Without such re-entry as provided in Section 12.1, LESSOR may recover possession thereof in any manner permitted by law, including summary process, it being understood that no demand for rent or re entry for condition broken, as at common law, shall be necessary to enable LESSOR to recover such possession.

12.3            Upon the breach by the LESSEE of any terms and conditions of this Lease, the parties hereto agree that this Lease may be terminated immediately at the option of the LESSOR, without any obligations being thrust upon the LESSOR of any nature whatsoever.

12.4            Either party may terminate this Lease without cause or penalty upon sixty (60) days prior written notice.

13.                               ALTERATIONS AND IMPROVEMENTS:   LESSEE shall not make any alterations or improvements in or to the Premises without the written consent of LESSOR, which consent shall not be unreasonably withheld or delayed. Any approved alteration or improvement shall be done by contractors consented to by LESSOR, which consent shall not be unreasonably withheld or delayed.  Such approved alteration or improvement shall be made in a good and workmanlike manner and in a manner so that the structural integrity of the Building shall not be impaired.  LESSEE shall obtain all necessary permits and, at LESSOR’S option, shall submit to LESSOR architectural renderings, insurance certificates and lien waivers as reasonably required by LESSOR.  Upon the making of such alterations or improvements the same shall become the property of LESSOR, provided, however, that should LESSOR require removal of such improvements, LESSOR shall notify LESSEE in writing at the time consent is given that LESSOR will require that LESSEE remove the same at no expense to LESSOR and repair-any damage caused by such removal and that the Premises shall be left by LESSEE in the condition that the Premises were in at the commencement to the term of this Lease, ordinary wear and tear excepted.

14.                               PERSONAL PROPERTY:   All personal property of every kind and description, which may at any time be on the Premises, shall be at the LESSEE’s sole risk and the LESSOR shall have no liability therefore.

15.                               INSURANCE:

15.1                        The LESSEE shall maintain its own insurance policy covering such personal property.

15.2                        LESSEE shall obtain and keep in force at its sole expense during the Lease Term, the following insurance coverage:

(a)                                 Commercial General Liability

1.	Each Occurrence	$1,000,000

2.	Personal and Advertising Injury	$1,000,000
3.	General Aggregate	$2,000,000
4.	Fire Legal Liability	$100,000

The insurance shall provide for a retroactive date of placement prior to or coinciding with the effective date of this Lease.

(b)                                 Business Automobile Liability:  Minimum Limits for Owned, Scheduled, Non Owned, or Hired Automobiles with a combined single limit of not less than $1,000,000 per occurrence.

(c)                                  Workers’ Compensation and Employer’s Liability:  As required under state law.

(d)                                 Such other insurance in such amounts which from time to time may reasonably be required by the mutual consent of the LESSOR and LESSEE against other insurable hazards relating to performance.

15.3                        All policies of insurance provided for in this Section shall be issued by insurance companies with general policyholder’s rating of not less than A- and a financial rating of not less than Class VITI as rated in the most current available A.M. Best Insurance Reports and be licensed to do business in the State of Connecticut. All such policies shall be issued in the name of LESSEE, and shall name, as Additional Insured, The State of Connecticut, University of Connecticut with respects to liability arising out of operations, maintenance or use of that party the Premises leased to the LESSEE.  Certificates thereof shall be delivered to LESSOR within thirty (30) days after substantial completion of the Premises, and thereafter certificates thereof shall be delivered to LESSOR within ten (10) days prior to the expiration of the term of each such policy, all at no cost to LESSOR. All certificates delivered to LESSOR shall contain a provision that the company writing said policy will give to LESSOR at least twenty (20) days notice in writing in advance of any material change, cancellation, termination or lapse of the Effective Date of any reduction in the amounts of insurance below the requirements of the Lease. Policies shall waive the right of recovery against the LESSOR and shall be primary.

16.                               INDEMNIFICATION:   The LESSEE shall at all times protect, defend, indemnify and save harmless the LESSOR and its officers, agents, and employees on account of any and all claims, damages, losses, reasonable litigation costs, expenses, reasonable counsel fees and compensation arising out of injuries (including death) sustained by or alleged to have been sustained by the officers, agents, and employees of the LESSEE or the LESSOR and from injuries (including death) sustained by or alleged to have been sustained by the public or by any other person or property, real or personal (including property of the LESSEE or the LESSOR), to the extent caused by the willful misconduct or gross negligence of the LESSEE or the employees, agents, clients, contractors or invitees of the LESSEE.

17.                              SURRENDER OF PREMISES:   At the expiration or other termination of this Lease, the LESSEE will surrender the Premises in as good condition as that existing at the beginning of the Lease Term (excluding reasonable use and wear thereof), and except for: damage caused by unavoidable circumstances; and any alterations or additions which may have been made by the LESSEE at the LESSEE’S expense with the written consent of the LESSOR, or otherwise permitted hereunder.  Any such alterations or additions shall become, at no cost to the LESSOR, the property of the LESSOR, at the end of the Lease Term, unless as otherwise provided in Section 12 hereof. The LESSOR reserves the right; however, at the termination or expiration of the Lease, to demand, upon reasonable notice to the LESSEE, that the LESSEE removes such alterations and additions at the LESSEE’s expense, leaving the Premises in substantially the same condition as it was at the beginning of the Lease Term.

18.                               HOLDING OVER:   If at the expiration or termination of the Lease (including any applicable extension option periods contained therein) the LESSEE shall hold over for any reason without the consent of the LESSOR, the LESSEE thereafter shall be a tenant at sufferance, and the base rent shall be one hundred fifty percent (150%) of the rent specified in the final year of the Lease.  Any holding over by LESSEE shall not operate to extend or renew this Lease.

19.                               NOTICES:

19.1                        All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing.  All notices demands and requests shall be deemed to have been properly served if sent by Federal Express or other reputable express carrier for next business day delivery, charges billed to or prepaid by shipper; or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

If directed to LESSOR, written notice shall be addressed to:

Real Estate Officer

Real Estate and Property Risk Management

31 LeDoyt Road, U-3047

Storrs, CT 06269-3047

If directed to LESSEE, written notice shall be directed to:

President and CEO

ODIS, Inc.

Merritt Building

270 Middle Turnpike

Mansfield, CT  06269

20.                               COMPLETE AGREEMENT:   No prior stipulations, agreements or understandings, verbal or otherwise, of the parties hereto or their agents, shall be valid or enforceable unless embodied in the provisions of this Lease.

21.                               NON-DISCRIMINATION:   References in this section to “Contract” shall mean this Lease and references to “Contractor” shall mean the LESSEE.

(a)              The following subsections are set forth here as required by section 4a-60 of the Connecticut General Statutes:

(1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the state of Connecticut. The Contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved;  (2) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that it is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the commission;  (3) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the commission advising the labor union or workers’ representative of the Contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment;  (4) the Contractor agrees to comply with each provision  of this section and sections 46a-68e and 46a-68f and with each regulation or relevant order issued by said commission pursuant to sections 46a-56, 46a-68e and 46a-68f;  (5) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of this section and section 46a-56.

(b)               If the Contract is a public works contract, the Contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works project.

(c)                “Minority business enterprise” means any small contractor or supplier of materials fifty-one per cent or more of the capital stock, if any, or assets of which is owned by a person or persons:  (1) Who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise and (3) who are members of a minority, as such term is defined in subsection (a) of section 32-9n; and “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations.  “Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements.

(d)               Determination of the Contractor’s good faith efforts shall include but shall not be limited to the following factors:  The Contractor’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(e)                The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the commission, of its good faith efforts.

(f)                 The Contractor shall include the provisions of sections (a) and (b) above in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the state and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the commission.  The Contractor shall take such action with respect to any such subcontract or purchase order as the commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with section 46a-56; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the commission, the Contractor may request the state of Connecticut to enter into· any such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.

(g)                The following subsections are set forth here as required by section 4a-60a of the Connecticut General Statutes:

(1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or of the state of Connecticut, and that employees are treated when employed without regard to their sexual orientation;  (2) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the Commission on Human Rights and Opportunities advising the labor union or workers’ representative of the Contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment;  (3) the Contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by said commission pursuant to section 46a-56; and (4) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor which relate to the provisions of this section and section 46a-56.

(h)               The Contractor shall include the provisions of section (g) above in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the state and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the commission.  The Contractor shall take such action with respect to any such subcontract or purchase order as the commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with section 46a-56; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the commission, the Contractor may request the state of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.

(i)                   For the purposes of this entire Non-Discrimination section, “Contract” or “contract” includes any extension or modification of the Contract or contract, “Contractor” or “contractor” includes any successors or assigns of the Contractor or contractor, “marital status” means being single, married as recognized by the state of Connecticut, widowed, separated or divorced, and “mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association’s “Diagnostic and Statistical Manual Mental Disorders”, or a record of or regarding a person as having one or more such disorders.  For the purposes of this section, “Contract” does not include a contract where each contractor is (1) a political subdivision of the state, including, but not limited to, a municipality, (2) a quasi-public agency, as defined in Conn. Gen. Stat. Section 1-120, (3) any other state, including but not limited to any federally recognized Indian tribal governments, as defined in Conn. Gen. Stat. Section 1-267, (4) the federal government, (5) a foreign government, or (6) an agency of a subdivision, agency, state or government described in the immediately preceding enumerated items (1), (2), (3), (4)

or (5).

22.                               EXECUTIVE ORDERS:   The Contract is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill, promulgated June 16, 1971, concerning labor employment practices, Executive Order No. Seventeen of Governor Thomas J. Meskill, promulgated February 15, 1973, concerning the listing of employment openings and Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, concerning violence in the workplace, all of which are incorporated into and are made a parto the Contract as if they had been fully set forth in it.  At the Contractor’s request, the Client Agency shall provide a copy of these orders to the Contractor.  The Contract may also be subject to Executive Order No. 7C of Governor M. Jodi Rell, promulgated July 13, 2006, concerning contracting reforms and Executive Order No. 14 of Governor M. Jodi Rell, promulgated April 17, 2006, concerning procurement of cleaning products and services, in accordance with their respective terms and conditions.

23.                               STATE ELECTION ENFORCEMENT COMMISSION (SEEC) CAMPAIGN CONTRIBUTION BAN:   This Lease is subject to the provisions of the State Election Enforcement Commission (SEEC) Campaign Contribution Ban.  For all State Contracts as defined in P.A. 07-1 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt to the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the notice.  See SEEC Form (below):

SEEC FORM 11

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE

CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN

This notice is provided under the authority of Connecticut General Statutes 9-612(g)(2), as amended by P.A. 07-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):

Campaign Contribution and Solicitation Ban

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (I) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee;

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (I) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

Duty to Inform

State contractors and prospective state contractors are required to inform their principal of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof

Penalties for Violations

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil Penalties—$2000 or twice the amounto the prohibited contribution, whichever is greater, against a principal or a contractor.  Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amounto the prohibited contributions made by their principals.

Criminal penalties-Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.

Contract Consequences

Contributions made or solicited in violation of the above prohibitions may result, in the case of a state contractor, in the contract being voided.

Contributions made or solicited in violation of the above prohibitions, in the case of a prospective state contractor, shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Election Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State will not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Election Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information and the entire text of P.A. 07-1 may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “State Contractor Contribution Ban”

Definitions:

“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-firsto the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or q\lasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-l 00. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes.

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes;(ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

24.                               POWER TO EXECUTE.   The individual signing this Lease on behalf of the LESSEE certifies that s/he has full authority to execute the same on behalf of the LESSEE and that this Lease has been duly authorized, executed and delivered by the LESSEE and is binding upon the LESSEE in accordance with its terms.  The LESSEE shall provide a Corporate Resolution or other signature authority documentation certifying that the individual executing this Lease has been authorized by the governing body of the LESSEE to sign on behalf of the LESSEE, signed on or after the date of the Lease execution by LESSEE.

25.                               ETHICS AFFIDAVITS AND NONDISCRIMINATION CERTIFICATION REQUIREMENTS

25.1                        The LESSOR, as an agency of the State of Connecticut, requires that notarized Gift and Campaign Contribution Certificates (Office of Policy and Management “OPM” Form 1) and Consulting Agreement Affidavits (OPM Form 5) accompany all State contracts/agreements with a value of $50,000 or more in a calendar or fiscal year. (Form 1 is also used with a multi-year contract to update the initial certification on an annual basis.)

25.2                        An executed Nondiscrimination Certification must also be provided by the LESSEE at the time of Lease execution for all Leases with individuals, corporations and other entities, regardless of type, term, cost or value.  The Certification requires the signer to disclose his/her title and certify that the LESSEE has in place a properly-adopted policy, which supports the nondiscrimination requirements of Connecticut law. This Certification is required for all original

Leases as well as Lease Amendments, signed on or after the date of the Lease execution by the LESSEE.

26.                               GOVERNING LAW:   This Lease shall be governed by the laws of the State of Connecticut.

27.                              CLAIMS AGAINST THE STATE:   The LESSEE agrees that the sole and exclusive means for the presentation of any claim against the State arising from this Lease shall be in accordance with Chapter 53 of the Connecticut General Statutes (Claims Against the State) and the LESSEE further agrees not to initiate any legal proceedings in any state or federal court in addition to, or in lieu of, said Chapter 53 proceedings.

28.                               MODIFICATION:   The terms of this Lease may be modified or altered only by written Amendment to Lease between the LESSOR and LESSEE, and no act or omissions of any employee or agent of LESSOR or LESSEE shall alter, change or modify any of the provisions hereof.

29.                               APPROVAL OF BOARD OF TRUSTEES, ATTORNEY GENERAL AND TREASURER:   This Lease shall not be binding on the LESSOR or LESSEE unless and until approved by the LESSOR’S Board of Trustees, approved and signed by both the Attorney General and the Treasurer of the State of Connecticut and delivered to the LESSEE.

30.                               FORCE MAJEURE.   LESSOR and LESSEE shall be excused for the period of delay in the performance of any of their respective obligations, excepting monetary obligations hereunder, and shall not be considered in default when prevented from so performing due to a labor strike, riot, war, fire, flood or other casualty, or Acts of God so extensive as to prevent LESSEE from conducting business or preventing LESSEE or LESSOR from complying with their obligations under the Lease.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

Signed in the presence of:		LESSEE: ODIS, Inc.

{Signed}
{Signed by Michael McCoy}		By:
	)		Leon Pierhal, its President and CEO
Duly Authorized
)

)
	)		Date signed: 10-21-10

State of Connecticut

ss:

County of Fairfield

The foregoing instrument was acknowledged before me this 21 day of October, 2010 by

Leon Pierhal of ODIS a DE. company, on behalf of the company.

{Signed}

Notary Public:
My commission expires:

ALYSON J DOWNS

Notary Public

Connecticut

My Commission Expires Feb 28, 2013

Signed in the presence of:		LESSOR:
University of Connecticut

{Signed}		{Signed}
	)	By:
Melanie J.F. Sanko			Barry M. Feldman
)
Vice President
{Signed}			And Chief Operating Officer,
)
	)		Duly Authorized
Angelo Marsh
			Date signed:	3 Dec. 2010

State of Connecticut

ss:  Mansfield

County of Tolland

On this the 3rd day of December, 2010, before me, Melanie Sanko, the undersigned officer, personally appeared Barry M. Feldman, Vice President and Chief Operating Officer for the University of Connecticut, Storrs, Connecticut, known to me to be the person described in the foregoing instrument, and acknowledged that he executed the same in the capacity therein stated and for the purposes therein contained.

{Signed}

Notary Public:

My commission expires:

MELANIE J. F. SAVINO
NOTARY PUBLIC
MY COMMISSION EXPIRES DEC. 31, 2012

Approved pursuant to C.G. S. § 4b-38(g):

{Signed}		Date:	1/28/11
Denise L. Nappier, State Treasurer
(or designee,	Lawrence A. Wilson
(Title of designee :	Deputy Treasurer

APPROVED AS TO FORM:

{Signed}		Date:	2-10-11
Assistant Associate Attorney General

EXHIBIT A

{MAP}

University of Connecticut Merritt Hall - First Floor

EXHIBIT B

May 26, 2010

MEMORANDUM OF UNDERSTANDING

Between

OPEL International and UCONN School of Engineering

This memorandum between the University Of Connecticut School Of Engineering [SOE] and OPEL international, Inc., for itself and its related companies, OPEL Inc., and ODIS Inc. [OPEL] is associated with the lease OPEL has signed with the University of Connecticut Technology Incubator Program, running from August 1, 2007 through July 31, 2010.

OPEL has had a lease for space and for access to equipment in the Merritt Building on the University of Connecticut Depot Campus since November, 2001. In conjunction with the research that is ongoing, OPEL has purchased and donated the following equipment to SOE:

PECVD System	$50,000
RIE System	157,000
Implant Chiller	2,730
Overhead Shelf	1,240
Optical Table	6,120
Egun Controller	8,350
Neslab Chiller	9,350

In addition, OPEL has purchased the following equipment that has not as yet been donated to SOE:

Spectrophotometer	$50,000
Optical Spectrum Analyzer	20,000
Parameter Analyzer	45,000
High Speed Scope	24,000
Monochromatic system	30,000
Optical Table+Shelves	16,000
RTA System	30,000
Furnace	3,500
Spinner	10,000

OPEL has also provided funds to supplement SOE equipment purchases:

	UCONN SOE		OPEL
MBE	$350,000		$200,000
Ion Implanter	30,000		150,000
Sputter Tool	10,000		50,000
Egun	83,000	(OPEL grant)	12,000

Finally, OPEL provides annual upgrade/maintenance funds that total about $150,000 per year and will continue to provide these funds during the new lease period.

In terms of personnel, efforts made with respect to the research associated with OPEL products, about 30% of those efforts are made by OPEL employees and thus about 70% are made by UCONN faculty, employees, graduate students, and post-docs. There are currently two OPEL employees working here on the Depot Campus- with an additional two employees anticipated to be added during the new lease period.  There are currently four graduate students supported by OPEL funds with an additional four anticipated to be added during the new lease period. And finally, there is one post doc currently supported by OPEL funds with an additional two anticipated to be added during the new lease period.

Based upon these financial and personnel data, the University of Connecticut School of Engineering agrees to provide access to SOE equipment and laboratory space to OPEL employees at no additional cost to OPEL International Inc. during the new lease period.

{Signed}	{Signed}

Dr. Mun Y. Choi	Leon M. Pierhal
Dean	President and Chief Operating Officer
School of Engineering	OPEL International, Inc
University of Connecticut